UMB
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                                               Information Release
UMB Financial Corporation
1010 Grand Boulevard
Kansas City, Mo. 64141

October 4, 2004                         For more information, please contact:
                                                 Jill Stockham, 816-860-5606
                                                 Bridget Hess, 816-860-5644



             UMB ANNOUNCES THE RETIREMENT OF R. CROSBY KEMPER JR.


      Kansas City, Mo. - UMB Financial Corporation [NASDAQ: UMBF] announced today that R. Crosby Kemper Jr., senior chairman of the board, will retire from the company and its board of directors on October 29 after 54 years of service. The UMB Financial Corporation board of directors is expected to consider an ongoing consulting arrangement with Mr. Kemper at its quarterly meeting on October 28.

      "My father's dedication to this company and his influence in making it one of the great independent banks left in the country have had a great impact on the banking industry and throughout each community where UMB has a presence," said Mariner Kemper, chairman and CEO. "His insight, wisdom and leadership are a constant guide for me as a banker and member of the community. I only hope that my contemporaries and I can make as positive and lasting of an impression as he has."

      After serving two years in the U.S. Navy and attending the University of Missouri in Columbia, Mo., Mr. Kemper began his banking career in 1950. His first position with what was then called City National Bank and Trust was on the night shift of the bank's transit department. He later went on to work in nearly every department within the company before being named executive vice president in 1957, president in 1959, chairman and CEO in 1971 and senior chairman in 2001.

      "In my 54 years in banking, I have seen the industry evolve considerably. Yet even throughout these changes I have worked very hard to maintain strong relationships with customers as my father and grandfather did before me," said
R. Crosby Kemper Jr. "I have been honored to work with many talented peers and associates throughout my career, and I have the utmost confidence that Mariner and his management team will successfully carry out UMB's plan for growth and its tradition of excellent products and services."


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      Mr. Kemper's civic involvement has been far reaching over the past 54 years. His community activities have included involvement with: Agricultural Future of America, Albrecht-Kemper Museum, American Royal Association, Bacchus, Beta Theta Pi fraternity, Boy Scouts of America, Children's Mercy Hospital, Heart of America United Way Council, Historic Kansas City Foundation, Jewel Ball, Kansas City Art Institute, Kansas City Missouri Chamber of Commerce, Kansas City Symphony Foundation, Kemper Museum of Contemporary Art, Lyric Opera, Research Hospital, Rockhurst College, and Starlight Theatre.

      UMB Financial Corporation is a $7 billion holding company headquartered in Kansas City, Mo. The company offers banking and related financial services to individual and business customers. It owns and operates 153 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska.

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